SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 12)*

                                CABOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    127055101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 August 10, 2009
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 3,450,350 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 3,450,350 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,450,350
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                                              Page 3 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 3,450,350 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 3,450,350 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,450,350
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 4 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 3,450,350 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 3,450,350 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,450,350
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 3,450,350 of such shares.

(2) Power is exercised through its four controlling persons, John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott.

                                                              Page 5 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            3,450,350 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 3,450,350 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,450,350
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of four controlling persons of SPO Advisory Corp.

                                                              Page 6 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable and PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 149,000 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            3,784,000 (2)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 149,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 3,784,000 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,933,000
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 39,000 shares are held in William E. Oberndorf's Individual Retirement Account, which is self-directed, 100,000 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as sole general partner of Oberndorf Family Partners, a family partnership, and 10,000 shares are owned by Mr. Oberndorf solely in his capacity as trustee for the account of his children.

(2) Of these shares, 3,450,350 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of the four controlling persons of SPO Advisory Corp., and 333,650 shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as a trustee of the William and Susan Oberndorf Trust, dated 10/19/98.

                                                              Page 7 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William and Susan Oberndorf Trust, dated 10/19/98
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 333,650 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 333,650 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         333,650 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

(1) Power is exercised through its trustees, William E. Oberndorf and Susan C. Oberndorf.

                                                             Page 8 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Oberndorf Family Partners
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 100,000 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 100,000 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, William E. Oberndorf.

                                                             Page 9 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            3,458,050 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 3,458,050 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,458,050
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 3,450,350 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of the four controlling persons of SPO Advisory Corp. and 7,700 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of the Elizabeth R. & William J. Patterson Foundation.

                                                             Page 10 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 7,700 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 7,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,700
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

** Denotes less than.

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

                                                             Page 11 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Edward H. McDermott
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            3,450,350 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 3,450,350 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,450,350
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. McDermott solely in his capacity as one of four controlling persons of SPO Advisory Corp.

                                                             Page 12 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 475
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 475
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         475
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 13 of 39 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Betty Jane Weimer
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 5,000
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 5,000
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

** Denotes less than.

                                                             Page 14 of 39 pages

         This Amendment No. 12 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 29, 2005 and as amended on September 14, 2005, September 26, 2005, October 20, 2005, November 8, 2005, January 12, 2006, June 20, 2006, December 18, 2007, January 4, 2008,
August 12, 2008, June 1, 2009 and August 5, 2009. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 2. IDENTITY AND BACKGROUND.

         Item 2(a) is hereby amended and restated in its entirety as follows:

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), Edward H. McDermott ("EHM"), the William and Susan Oberndorf Trust, dated 10/19/98 ("Oberndorf Trust"), Oberndorf Family Partners, a California limited partnership ("OFP"), the Elizabeth R. & William J. Patterson Foundation, a California corporation ("Patterson Foundation"), Ian R. McGuire ("IRM") and Betty Jane Weimer ("BJW"). SPO, SPO Advisory Partners, SPO Advisory Corp., JHS, WEO, WJP, EHM, the Oberndorf Trust, OFP, Patterson Foundation, IRM and BJW are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

                                                             Page 15 of 39 pages


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                        SOURCE OF FUNDS                  AMOUNT OF FUNDS
---------------------       ---------------------------      ---------------
SPO                         Contributions from Partners         $206,787,558
SPO Advisory Partners       Not Applicable                    Not Applicable
SPO Advisory Corp.          Not Applicable                    Not Applicable
JHS                         Not Applicable                    Not Applicable
WEO                         Not Applicable and
                              Personal Funds (1)                $  4,199,953
WJP                         Not Applicable                    Not Applicable
EHM                         Not Applicable                    Not Applicable
Oberndorf Trust             Personal Funds (1)                  $ 12,237,424
OFP                         Contribution from Partners          $  3,635,448
Patterson Foundation        Contributions from Shareholders     $    476,291
IRM                         Personal Funds (1)                  $     16,877
BJW                         Personal Funds (1)                  $    186,594

----------
(1) As used herein, the term "Personal Funds" includes sums borrowed from banks and brokerage firm margin accounts, none of which were borrowed or otherwise obtained for the specified purpose of acquiring, holding, trading or voting Shares.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety as follows:

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 65,382,796 total outstanding shares of Common Stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 10, 2009.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 3,450,350 Shares, which constitutes approximately 5.3% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,450,350 Shares, which constitutes approximately 5.3% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its position as the sole general partner of SPO Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,450,350 Shares in the aggregate, which constitutes approximately 5.3% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,450,350 Shares, which constitutes approximately 5.3% of the outstanding Shares.

         WEO

         Individually, and because of his positions as a control person of SPO Advisory Corp., a trustee of the Oberndorf Trust and sole general partner of OFP and as trustee for the account of his children, WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,933,000 Shares in the aggregate, which constitutes approximately 6.0% of the outstanding Shares.

                                                             Page 16 of 39 pages

         WJP

         Because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,458,050 Shares, which constitutes approximately 5.3% of the outstanding Shares.

         EHM

         Because of his position as a control person of SPO Advisory Corp., EHM may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,450,350 Shares, which constitutes approximately 5.3% of the outstanding Shares.

         Oberndorf Trust

         The aggregate number of Shares that the Oberndorf Trust owns beneficially, pursuant to Rule 13d-3 of the Act, is 333,650 Shares, which constitutes approximately 0.5% of the outstanding Shares.

         OFP

         The aggregate number of Shares that OFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 100,000 Shares, which constitutes approximately 0.2% of the outstanding Shares.

         Patterson Foundation

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 7,700, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 475 Shares, which constitutes less than 0.1% of the outstanding Shares.

         BJW

         The aggregate number of Shares that BJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 5,000 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,450,350 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,450,350 Shares.

                                                             Page 17 of 39 pages

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacity as the sole general partner of SPO Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,450,350 Shares in the aggregate.

         JHS

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, JHS may be deemed to have shared power with WEO, WJP and EHM to vote or to direct the vote and to dispose or to direct the disposition of 3,450,350 Shares held by SPO.

         WEO

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, WEO may be deemed to have shared power with JHS, WJP and EHM to vote or to direct the vote and to dispose or to direct the disposition of 3,450,350 Shares held by SPO. WEO may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares held in the Oberndorf Trust. Individually, and because of his position as the sole general partner of OFP, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 39,000 Shares held in WEO's Individual Retirement Account, which is self directed, and 100,000 Shares held by OFP. Solely in his capacity as trustee for the account of his children, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 10,000 shares owned by his children.

         WJP

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, WJP may be deemed to have shared power with JHS, WEO and EHM to vote or to direct the vote and to dispose or to direct the disposition of 3,450,350 Shares held by SPO. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 7,700 Shares held by the Patterson Foundation.

         EHM

         As one of four controlling persons of SPO Advisory Corp., which is the sole general partner of SPO Advisory Partners, EHM may be deemed to have shared power with JHS, WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 3,450,350 Shares held by SPO.

                                                             Page 18 of 39 pages

         Oberndorf Trust

         Acting through its trustees, Oberndorf Trust has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 333,650 Shares in the aggregate.

         OFP

         OFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 100,000 Shares.

         Patterson Foundation

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 7,700 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 475 Shares.

         BJW

         BJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,000 Shares.

         (c) Since the most recent filing on Schedule 13D, the Reporting Persons sold Shares in open market transactions as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:   Agreement pursuant to Rule 13d-1(k)

                                                             Page 19 of 39 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated August 12, 2009                      By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           EDWARD H. MCDERMOTT(1)
                                           WILLIAM AND SUSAN OBERNDORF TRUST,
                                              DATED 10/19/98 (1)
                                           OBERNDORF FAMILY PARTNERS (1)
                                           THE ELIZABETH R. & WILLIAM J.
                                             PATTERSON FOUNDATION (1)
                                           IAN R. MCGUIRE (1)
                                           BETTY JANE WEIMER (1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                                             Page 20 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                 NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE      SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----     ---------      ---------   ----------------------
SPO Partners II, L.P.                              08/05/09       Sell          99          19.07      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         198          19.08      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.09      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         296          19.10      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       1,184          19.11      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       1,086          19.12      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       2,369          19.13      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       2,270          19.14      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       3,568          19.15      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       8,371          19.16      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       6,747          19.17      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       6,563          19.18      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell      30,518          19.19      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell     100,748          19.20      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell      14,204          19.21      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell      11,921          19.22      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell      18,137          19.23      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       5,818          19.24      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       3,978          19.25      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       2,763          19.26      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       2,565          19.27      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         592          19.28      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell      12,631          19.29      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       1,480          19.30      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       1,382          19.31      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         789          19.32      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       1,382          19.33      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       1,382          19.34      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         296          19.35      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         395          19.36      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         690          19.37      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         493          19.38      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         987          19.39      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell       1,283          19.40      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         493          19.41      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         296          19.42      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         198          19.43      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         198          19.44      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         198          19.47      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         493          19.50      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.52      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.53      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.56      Open Market/Broker




                                                             Page 21 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
SPO Partners II, L.P.                              08/05/09       Sell         296          19.57      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.58      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.59      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         395          19.62      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.63      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         198          19.64      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         296          19.65      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         198          19.66      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         198          19.67      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         493          19.68      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.69      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         493          19.70      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         493          19.71      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         395          19.72      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         296          19.73      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.74      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         493          19.75      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         395          19.76      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         592          19.77      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.78      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         296          19.79      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.80      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          69          19.81      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         198          19.82      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.83      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          99          19.85      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         198          19.86      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         592          19.87      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         326          19.88      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell         296          19.89      Open Market/Broker
SPO Partners II, L.P.                              08/05/09       Sell          46          19.90      Open Market/Broker
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.10      Open Market/Broker
 Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           3          19.11      Open Market/Broker
 Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           3          19.12      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           6          19.13      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           5          19.14      Open Market/Broker
Patterson Foundation


                                                             Page 22 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
The Elizabeth R. and William J.                    08/05/09       Sell           8          19.15      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell          19          19.16      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell          16          19.17      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell          15          19.18      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell          71          19.19      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell         235          19.20      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell          33          19.21      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell          28          19.22      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell          42          19.23      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell          14          19.24      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           9          19.25      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           6          19.26      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           6          19.27      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.28      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell          29          19.29      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           3          19.30      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           3          19.31      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           2          19.32      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           3          19.33      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           3          19.34      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.35      Open Market/Broker
Patterson Foundation


                                                             Page 23 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.36      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           2          19.37      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.38      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           2          19.39      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           3          19.40      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.41      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.42      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.50      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.57      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.62      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.65      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.68      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.70      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.71      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.72      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.73      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.75      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.76      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.77      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.79      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.87      Open Market/Broker
Patterson Foundation

                                                             Page 24 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.88      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           1          19.89      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/05/09       Sell           8          19.90      Open Market/Broker
Patterson Foundation
William E. Oberndorf IRA                           08/05/09       Sell           1          19.07      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           2          19.08      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.09      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           3          19.10      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          13          19.11      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          12          19.12      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          27          19.13      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          26          19.14      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          40          19.15      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          94          19.16      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          76          19.17      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          74          19.18      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell         344          19.19      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell       1,134          19.20      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell         160          19.21      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell         134          19.22      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell         204          19.23      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          65          19.24      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          45          19.25      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          31          19.26      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          29          19.27      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           7          19.28      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell         142          19.29      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          17          19.30      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          16          19.31      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           9          19.32      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          16          19.33      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          16          19.34      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           3          19.35      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           4          19.36      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           8          19.37      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           6          19.38      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          11          19.39      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell          14          19.40      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           6          19.41      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           3          19.42      Open Market/Broker

                                                             Page 25 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
William E. Oberndorf IRA                           08/05/09       Sell           2          19.43      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           2          19.44      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           2          19.47      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           6          19.50      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.52      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.53      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.56      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           3          19.57      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.58      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.59      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           4          19.62      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.63      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           2          19.64      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           3          19.65      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           2          19.66      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           2          19.67      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           6          19.68      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.69      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           6          19.70      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           6          19.71      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           4          19.72      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           3          19.73      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.74      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           6          19.75      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           4          19.76      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           7          19.77      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.78      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           3          19.79      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.80      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.81      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           2          19.82      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.83      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           1          19.85      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           2          19.86      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           7          19.87      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           4          19.88      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           3          19.89      Open Market/Broker
William E. Oberndorf IRA                           08/05/09       Sell           3          19.90      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         887          19.10      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         768          19.11      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         789          19.12      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       1,771          19.13      Open Market/Broker

                                                             Page 26 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
SPO Partners II, L.P.                              08/06/09       Sell       1,391          19.14      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         690          19.15      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         888          19.16      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         789          19.17      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         690          19.18      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       6,216          19.19      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       8,757          19.20      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       4,244          19.21      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       1,548          19.22      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         493          19.23      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell          99          19.24      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         198          19.25      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell          99          19.26      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         888          19.27      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       1,184          19.28      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         198          19.29      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       1,776          19.30      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       2,072          19.31      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         987          19.32      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       2,862          19.33      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         760          19.34      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       2,101          19.35      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       1,382          19.36      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         493          19.37      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         493          19.38      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         493          19.39      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       2,763          19.40      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       2,547          19.41      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         494          19.42      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       1,283          19.43      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       2,565          19.44      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       2,647          19.45      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       2,072          19.46      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       1,293          19.47      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       1,366          19.48      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell       2,069          19.49      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell         296          19.50      Open Market/Broker
SPO Partners II, L.P.                              08/06/09       Sell          99          19.51      Open Market/Broker
The Elizabeth R. and William J.                    08/06/09       Sell           3          19.10      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.11      Open Market/Broker
Patterson Foundation

                                                             Page 27 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.12      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           5          19.13      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           4          19.14      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.15      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           3          19.16      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.17      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.18      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell          19          19.19      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell          27          19.20      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell          13          19.21      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           5          19.22      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.23      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           1          19.25      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           3          19.27      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           4          19.28      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           1          19.29      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           5          19.30      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           6          19.31      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           3          19.32      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           9          19.33      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.34      Open Market/Broker
Patterson Foundation


                                                             Page 28 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
The Elizabeth R. and William J.                    08/06/09       Sell           6          19.35      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           4          19.36      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.37      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.38      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.39      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           8          19.40      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           8          19.41      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           2          19.42      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           4          19.43      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           8          19.44      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           8          19.45      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           6          19.46      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           4          19.47      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           4          19.48      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           6          19.49      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/06/09       Sell           1          19.50      Open Market/Broker
Patterson Foundation
William E. Oberndorf IRA                           08/06/09       Sell           9          19.10      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           8          19.11      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           8          19.12      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          19          19.13      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          15          19.14      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           7          19.15      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           9          19.16      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           8          19.17      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           7          19.18      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          66          19.19      Open Market/Broker

                                                             Page 29 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
William E. Oberndorf IRA                           08/06/09       Sell          94          19.20      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          45          19.21      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          17          19.22      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           5          19.23      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           1          19.24      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           2          19.25      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           1          19.26      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           9          19.27      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          13          19.28      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           2          19.29      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          19          19.30      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          22          19.31      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          11          19.32      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          31          19.33      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           8          19.34      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          22          19.35      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          15          19.36      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           5          19.37      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           5          19.38      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           5          19.39      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          30          19.40      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          27          19.41      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           5          19.42      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          14          19.43      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          27          19.44      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          28          19.45      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          22          19.46      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          14          19.47      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          15          19.48      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell          22          19.49      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           3          19.50      Open Market/Broker
William E. Oberndorf IRA                           08/06/09       Sell           5          19.51      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,270          19.90      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,565          19.91      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,128          19.92      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         621          19.93      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,369          19.94      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell      11,545          19.95      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       9,868          19.96      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       6,511          19.97      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       3,765          19.98      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       5,822          19.99      Open Market/Broker

                                                             Page 30 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
SPO Partners II, L.P.                              08/07/09       Sell       7,400          20.00      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       3,059          20.01      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       3,453          20.02      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,283          20.03      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         888          20.04      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         789          20.05      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         888          20.06      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       3,848          20.07      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       3,196          20.08      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,317          20.09      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,133          20.10      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,578          20.11      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,664          20.12      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,076          20.13      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       4,728          20.14      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell     151,432          20.15      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,343          20.16      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       3,158          20.17      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,283          20.18      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,283          20.19      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,103          20.20      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,578          20.21      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,578          20.22      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,270          20.23      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         592          20.24      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell          99          20.26      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         395          20.28      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         198          20.29      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell          99          20.30      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         296          20.31      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,086          20.32      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         888          20.33      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         987          20.34      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,382          20.35      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       1,578          20.36      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell       2,466          20.37      Open Market/Broker
SPO Partners II, L.P.                              08/07/09       Sell         592          20.38      Open Market/Broker
The Elizabeth R. and William J.                    08/07/09       Sell           5          19.90      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           6          19.91      Open Market/Broker
Patterson Foundation

                                                             Page 31 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
The Elizabeth R. and William J.                    08/07/09       Sell           5          19.92      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           1          19.93      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           5          19.94      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell          26          19.95      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell          22          19.96      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell          15          19.97      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           9          19.98      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell          13          19.99      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell          17          20.00      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           7          20.01      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           8          20.02      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           3          20.03      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           2          20.04      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           2          20.05      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           2          20.06      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           9          20.07      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           7          20.08      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           5          20.09      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           5          20.10      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           4          20.11      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           6          20.12      Open Market/Broker
Patterson Foundation

                                                             Page 32 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
The Elizabeth R. and William J.                    08/07/09       Sell           2          20.13      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell          11          20.14      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell         345          20.15      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           3          20.16      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           7          20.17      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           3          20.18      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           3          20.19      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           5          20.20      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           4          20.21      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           4          20.22      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           5          20.23      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           1          20.24      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           1          20.28      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           1          20.31      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           2          20.32      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           2          20.33      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           2          20.34      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           3          20.35      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           4          20.36      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           6          20.37      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/07/09       Sell           2          20.38      Open Market/Broker
Patterson Foundation

                                                             Page 33 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
William E. Oberndorf IRA                           08/07/09       Sell          26          19.90      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          29          19.91      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          24          19.92      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell           7          19.93      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          27          19.94      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell         131          19.95      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell         112          19.96      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          74          19.97      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          43          19.98      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          66          19.99      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          84          20.00      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          35          20.01      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          39          20.02      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          15          20.03      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          10          20.04      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell           9          20.05      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          10          20.06      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          44          20.07      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          36          20.08      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          26          20.09      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          24          20.10      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          18          20.11      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          30          20.12      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          12          20.13      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          54          20.14      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell       1,725          20.15      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          15          20.16      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          36          20.17      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          15          20.18      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          15          20.19      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          24          20.20      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          18          20.21      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          18          20.22      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          26          20.23      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell           7          20.24      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell           1          20.26      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell           4          20.28      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell           2          20.29      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell           1          20.30      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell           3          20.31      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          12          20.32      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          10          20.33      Open Market/Broker

                                                             Page 34 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
William E. Oberndorf IRA                           08/07/09       Sell          11          20.34      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          16          20.35      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          18          20.36      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          28          20.37      Open Market/Broker
William E. Oberndorf IRA                           08/07/09       Sell          10          20.38      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       4,662          19.60      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       6,692          19.61      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       2,449          19.62      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       6,161          19.63      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       3,375          19.64      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       9,176          19.65      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell      10,354          19.66      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       5,729          19.67      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       9,786          19.68      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell      18,002          19.69      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell      10,087          19.70      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell      10,952          19.71      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       4,386          19.72      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       2,581          19.73      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       7,320          19.74      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell      13,516          19.75      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       3,124          19.76      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       2,605          19.77      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell       1,578          19.78      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell         480          19.79      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell         101          19.80      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell         100          19.81      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell         287          19.82      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell         149          19.83      Open Market/Broker
SPO Partners II, L.P.                              08/10/09       Sell          48          19.86      Open Market/Broker
The Elizabeth R. and William J.                    08/10/09       Sell          10          19.60      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          15          19.61      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell           5          19.62      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          14          19.63      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell           8          19.64      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          21          19.65      Open Market/Broker
Patterson Foundation

                                                             Page 35 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
The Elizabeth R. and William J.                    08/10/09       Sell          23          19.66      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          13          19.67      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          22          19.68      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          40          19.69      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          23          19.70      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          25          19.71      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          10          19.72      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell           6          19.73      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          16          19.74      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell          30          19.75      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell           7          19.76      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell           6          19.77      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell           4          19.78      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell           1          19.79      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/10/09       Sell           1          19.82      Open Market/Broker
Patterson Foundation
William E. Oberndorf IRA                           08/10/09       Sell          52          19.60      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          75          19.61      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          27          19.62      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          69          19.63      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          38          19.64      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell         103          19.65      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell         116          19.66      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          64          19.67      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell         110          19.68      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell         202          19.69      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell         113          19.70      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell         123          19.71      Open Market/Broker

                                                             Page 36 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
William E. Oberndorf IRA                           08/10/09       Sell          49          19.72      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          29          19.73      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          82          19.74      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell         152          19.75      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          35          19.76      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          29          19.77      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell          18          19.78      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell           5          19.79      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell           1          19.80      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell           1          19.81      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell           3          19.82      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell           2          19.83      Open Market/Broker
William E. Oberndorf IRA                           08/10/09       Sell           2          19.86      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell      14,367          19.60      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       6,332          19.61      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       3,749          19.62      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       6,922          19.63      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       3,816          19.64      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       9,330          19.65      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       6,283          19.66      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       6,657          19.67      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       7,794          19.68      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell      14,507          19.69      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell      28,088          19.70      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell      13,752          19.71      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       5,983          19.72      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       7,159          19.73      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell      22,495          19.74      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell      42,740          19.75      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell      18,165          19.76      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell      16,570          19.77      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       5,130          19.78      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       3,551          19.79      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell       4,718          19.80      Open Market/Broker
SPO Partners II, L.P.                              08/11/09       Sell         492          19.81      Open Market/Broker
The Elizabeth R. and William J.                    08/11/09       Sell          35          19.60      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          15          19.61      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell           9          19.62      Open Market/Broker
Patterson Foundation

                                                             Page 37 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
The Elizabeth R. and William J.                    08/11/09       Sell          17          19.63      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell           9          19.64      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          23          19.65      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          15          19.66      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          16          19.67      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          19          19.68      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          35          19.69      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          68          19.70      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          33          19.71      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          14          19.72      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          17          19.73      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          54          19.74      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell         103          19.75      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          44          19.76      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          40          19.77      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          12          19.78      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell           9          19.79      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell          11          19.80      Open Market/Broker
Patterson Foundation
The Elizabeth R. and William J.                    08/11/09       Sell           2          19.81      Open Market/Broker
Patterson Foundation
William E. Oberndorf IRA                           08/11/09       Sell         162          19.60      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          71          19.61      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          42          19.62      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          78          19.63      Open Market/Broker

                                                             Page 38 of 39 pages

                                               SCHEDULE I TO SCHEDULE 13D

                                                   DATE OF                  NUMBER OF      PRICE PER   WHERE/HOW TRANSACTION
REPORTING PERSON                                 TRANSACTION      TYPE       SHARES         SHARE $    EFFECTED
----------------------------------------         -----------      ----      ---------      ---------   ----------------------
William E. Oberndorf IRA                           08/11/09       Sell          43          19.64      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell         105          19.65      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          71          19.66      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          75          19.67      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          88          19.68      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell         163          19.69      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell         316          19.70      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell         155          19.71      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          67          19.72      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          81          19.73      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell         253          19.74      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell         481          19.75      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell         205          19.76      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell         187          19.77      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          58          19.78      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          40          19.79      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell          53          19.80      Open Market/Broker
William E. Oberndorf IRA                           08/11/09       Sell           6          19.81      Open Market/Broker

                                                             Page 39 of 39 pages



                                  EXHIBIT INDEX

EXHIBIT     DOCUMENT DESCRIPTION
-------     ------------------------------------
A           Joint Filing Agreement